Exhibit 99.1

AccuStem Sciences Announces Appointment of Sean McDonald to Board of Directors

LONDON and PHOENIX, Nov. 16, 2022 (GLOBE NEWSWIRE) — AccuStem Sciences, Inc. (OTCQB: ACUT), a clinical stage diagnostics company dedicated to improving outcomes for patients with cancer, announced today the appointment of Sean McDonald to its Board of Directors which will now comprise five members.

“We are pleased to welcome Sean to the board and believe his experience building and leading healthcare organizations and securing funding for early-stage companies will be invaluable to our mission at AccuStem,” said Wendy Blosser, Chief Executive Officer and board member of AccuStem.

Sean joins the AccuStem board while serving as the CEO of Ocugenix, a therapeutics company focused on the development and commercialization of therapies for ocular diseases caused by excessive fibrosis and blood vessels in the eye.

Sean served as a director at Aethon, a healthcare technology business that automates hospital logistics, from 2006 to 2017. From 2015 to 2016 Mr. McDonald was a venture partner with Adams Capital Management, a venture capital firm specializing in early-stage applied technology investments. Prior to that, from 2001 to 2014, Sean served as the CEO of Precision Therapeutics, one of the first biotechnology companies to marry breakthroughs in understanding of cancer biology and the use of machine learning with the goal of developing products that would help cancer patients get the most effective cancer treatment. From 2002 to 2008, Sean was also a director on the board of Respironics where he was a member of the audit and compensation committees leading up to its $5.1 billion acquisition by Phillips.

Sean started his career in healthcare by founding Automated Healthcare which was one of the first companies to develop systems for automating the dispensing and administration of medication in hospital pharmacies. Mr. McDonald grew the organization from its inception to over 1,000 employees and oversaw the building of market access, clinical, product development and sales and marketing organizations. Automated Healthcare was ultimately acquired by McKesson Corporation where Sean became President of the automation group.

“I am delighted to join the AccuStem team at such a pivotal time for the company,” said Sean McDonald. “As genomic testing serves an increasingly important role in oncology care it will be critical that companies are able to commercialize novel tests that address unanswered clinical questions. With my background in scaling companies from inception to exit, and past working experience with the current leadership team, I believe I will be able to help the company execute its growth strategy and achieve its long term goals.”

About AccuStem

AccuStem is a clinical stage diagnostics company dedicated to optimizing outcomes and quality of life for all patients with cancer. We plan to drive innovation in healthcare by offering proprietary molecular testing that addresses unmet clinical needs from cancer screening through treatment and monitoring. By interrogating novel disease pathways, such as tumor “stemness”, we believe our tools will help care teams better understand the biology of each patient’s cancer, leading to more informed decision making. For more information, please visit www.accustem.com.

Media Contact:

Jeff Fensterer, Chief Operations Officer
Phone: 415-640-6010
Email: jeff@accustem.com

Investor Contact:

Wendy Blosser, Chief Executive Officer
Email: investors@accustem.com

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